Exhibit 99.1

Salesforce.com Media Contact:

Salesforce.com

Gina Sheibley

917-297-8988

gsheibley@salesforce.com

Salesforce.com Investor Contact:

Salesforce.com

John Cummings

415-778-4188

jcummings@salesforce.com

Salesforce.com Completes Acquisition of ExactTarget

ExactTarget, a leading cloud marketing platform, is used by more than 6,000 companies including Coca-Cola, Gap and Nike to manage their digital marketing

The combination of ExactTarget with salesforce.com will create the market and technology leader in marketing

SAN FRANCISCO—July 12, 2013—Salesforce.com [NYSE: CRM], the world’s #1 CRM platform (http://www.salesforce.com/), today announced it has completed its acquisition of ExactTarget, a leading cloud marketing platform used by more than 6,000 companies including Coca-Cola, Gap and Nike.

Salesforce.com’s acquisition of ExactTarget furthers its mission of being the world’s leading CRM platform—one that enables companies to transform how they connect with their customers across sales, service and marketing. By combining ExactTarget’s leading digital marketing capabilities with salesforce.com’s leading sales, service and social marketing solutions, salesforce.com will create a world-class marketing platform across email, social, mobile and the web.

The dramatic increase in consumer and business use of social networks, mobile devices and new digital technologies is causing a revolution in marketing, as budgets previously spent on traditional media are now moving to digital campaigns. Gartner estimates that by 2015 consumer technology companies will have switched one-third of their traditional marketing budgets to digital1 and CMOs will outspend CIOs on information technology by 20172.

The combination of ExactTarget and salesforce.com will increase the value proposition for customers of both companies. Salesforce.com customers will be able to extend their investments in sales, service and social marketing with access to the industry’s most comprehensive marketing automation solution. ExactTarget’s large and vibrant customer base will have access to new world-class social marketing capabilities and will be able to leverage salesforce.com’s leading sales, service and platform solutions to transform their end-to-end customer experience.

Comments on the News

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“The CMO is expected to spend more on technology than the CIO by 2017,” said Marc Benioff, chairman and CEO, salesforce.com. “The addition of ExactTarget makes Salesforce the starting place for every company and puts salesforce.com in the pole position to capture this opportunity.”

[1]	Gartner, Inc. “Predicts 2013: Digital Marketing Imperatives for Consumer Technology Providers”, December 2012
[2]	Gartner, Inc. “High-Tech Tuesday Webinar: Software Market Dynamics in EMEA in 2013 and Beyond”, October 2012

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“By bringing together ExactTarget’s industry-leading marketing automation and campaign management capabilities with salesforce.com’s leading social marketing solutions—listening with Radian 6, publishing with Buddy Media, and advertising with Social.com—we will deliver the marketing platform of choice for CMOs,” said Scott Dorsey, CEO, ExactTarget, a salesforce.com company. “Together, we will enable companies to transform how they connect with their customers across sales, service and marketing.”

According to Gartner, Marketing was the fastest growing CRM category in 2012, growing at 21 percent—more than four times the software industry forecast norm in 2012. Gartner is predicting 21 percent growth through 20173.

Salesforce Marketing Cloud—The Marketing Platform of Choice for CMOs

The acquisition of ExactTarget will accelerate the growth and leadership of the Salesforce Marketing Cloud. The combination of ExactTarget’s industry-leading marketing automation and campaign management capabilities with salesforce.com’s leading social marketing solutions—listening with Radian6, publishing with Buddy Media, and advertising with Social.com—will deliver the marketing platform of choice for CMOs. Now any company will be able to connect with their customers in entirely new ways across email, social, mobile and the web.

Acquisition to Create the Market and Technology Leader in Marketing

As the global leader in CRM, salesforce.com is number one in sales, service and cloud platforms. And now with the combination of Salesforce and ExactTarget, salesforce.com will become the leader in marketing. The acquisition gives salesforce.com industry leading solutions across every major pillar of CRM, creating a unique customer platform that enables companies to transform how they connect to their customers throughout every part of the customer lifecycle. For ExactTarget, joining salesforce.com will accelerate its growth by providing dramatically increased customer and geographic reach and global operational scale.

ExactTarget—Leading Cloud Marketing Platform for More Than 6,000 Companies

Founded in 2000, ExactTarget is a leading cloud marketing platform. The company’s solutions enable marketers to integrate customer data from any source to power digital marketing campaigns across multiple channels, all while leveraging sophisticated marketing automation capabilities. More than 6,000 companies around the world, including Coca-Cola, Gap and Nike rely on ExactTarget’s solutions to drive customer engagement, increase sales and improve return on marketing investments.

About salesforce.com

Salesforce.com is the world’s largest provider of customer relationship management (CRM) software. For more information about salesforce.com (NYSE: CRM), visit: www.salesforce.com.

Any unreleased services or features referenced in this or other press releases or public statements are not currently available and may not be delivered on time or at all. Customers who purchase salesforce.com applications should make their purchase decisions based upon features that are currently available. Salesforce.com has headquarters in San Francisco, with offices in Europe and Asia, and trades on the New York Stock Exchange under the ticker symbol “CRM.” For more information please visit http://salesforce.com, or call 1-800-NO-SOFTWARE.

[3]	Gartner, Inc. “Market Snapshot: Customer Relationship Management, Worldwide, 2012”, May 2013 (based on spending).

Forward-Looking Statements

This document contains forward-looking statements with respect to the acquisition of ExactTarget and expectations with respect to synergies and cost savings, the combined capabilities of the companies’ products, the impact of Salesforce Marketing Cloud, the expected relative spending by CMOs and CIOs in the future, expectations regarding market opportunities, size and growth, market and industry trends and general business outlook. When used in this press release, the words “will,” “is expected,” similar expressions and any other statements that are not historical facts are intended to identify those assertions as forward-looking statements. Such statements are based on a number of assumptions that could ultimately prove inaccurate, and are subject to a number of risk factors, including the inability to achieve anticipated synergies, cost reductions or operating efficiencies without unduly disrupting business operations, unexpected costs associated with, or inability to complete, integration activities in a timely manner, the possibility that key personnel of ExactTarget may not be retained by salesforce.com, responses from competitors, customers, users and partners, and general economic and business conditions. Salesforce.com does not assume any obligation to update any forward looking statement, whether as a result of new information, future events or otherwise. Further information on factors which could affect the company’s financial results is provided in documents filed by salesforce.com with the U.S. Securities and Exchange Commission.

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